Exhibit 3.101

OPERATING AGREEMENT

OF

REGIONAL PATHOLOGY CONSULTANTS, LLC

This Operating Agreement (this “Agreement”) of REGIONAL PATHOLOGY CONSULTANTS, LLC, an Utah limited liability Company (the “Company”), is entered into by and between the Company and Strigen, Inc., which is the sole member of the Company (“Member”).

NOW THEREFORE, the Member and Company hereby agree as follows:

1.             Name and Purpose.  The name of the Company is Regional Pathology Consultants, LLC.  The  Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Utah Limited Liability Company (the “Act”) and engaging in any and all activities necessary or incidental to the foregoing.

2.             Member.  The name and business address of the sole Member is as follows:

Name	Address

Strigen, Inc.	c/o AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, FL 33404

3.             Management.

(a)           Except as may be otherwise provided in this Agreement, the business and affairs of the Company shall be managed exclusively by or under the direction of the sole Member.  The sole Member shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by Section 1 and to perform all acts which it may deem necessary or advisable in connection therewith.

(b)           The sole Member may act by written consent.

(c)           The sole Member shall not have any liability under this Agreement or under the Act except as required by the Act.  Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including without limitation those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the debts, obligations and liabilities of the Company, and the sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the sole Member or acting as a manager of the Company.

4.             Other Officers Assistant Officers and Agents.  Officers, assistant officers and agents, if any, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the sole Member.  To the extent authorized by the sole Member, such officers, assistant officers and agents shall have the authority to bind the Company.

5.             Absence or Disability of Officers.  In the case of the inability of any officer of the Company to perform his duties as such, even with reasonable accommodation, the sole Member may by resolution delegate the powers and duties of such officer to any other officer or to any other person whom it may select.

6.             Indemnification.

(a)           Third Party Actions, Suits and Proceedings.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Company), by reason of the fact that he, she or it or a person of whom he, she or it is the legal representative, is or was a manager or officer, of the Company or is or was serving at the request of the Company as a manager, officer, employee, fiduciary, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise (hereinafter a “proceeding”), shall be indemnified and held harmless by the Company, against all expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such course of conduct did not constitute gross negligence or willful misconduct by such person and the person determined that such course of conduct was in the best interests of the Company.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person’s acts constituted gross negligence or willful misconduct or that the person failed to act in a manner that they believed to be in, or not opposed to, the best interests of the Company.

(b)           Actions by the Company.  The Company shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person, or a person of whom he, she or it is the legal representative, is or was a manager or officer of the Company, or is or was serving at the request of the Company as a manager, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person’s acts did not constitute gross negligence or willful misconduct and the acts were conducted in a manner such person believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court with proper jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)           Procedure for Indemnification.  If the Company denies a written request for indemnification or advancing of expenses, the right to indemnification or advances as granted by this Section 6 shall be enforceable by the sole Member, manager or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his, her or its rights to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which would make it permissible, and once alleged by the Company, the burden of such defense shall be on the claimant.  Neither the failure of the Company (including the sole Member or independent legal) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he, she or it has met the standard of conduct set forth herein, nor an actual determination by the Company (including the sole Member or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be relevant to a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)           Insurance.  The Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a manager, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him, her or it and incurred by him, her or it in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under this Section 7.

(e)           Expenses.  Expenses incurred by any person described in Section 6(a) or (b) in defending a proceeding shall be paid by the Company in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the manager or officer to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the sole Member deems appropriate.

(f)            Employees and Agents.  Persons who are not covered by the foregoing provisions of this Section 6 and who are or were employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the sole Member.

7.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the sole Member, or (b) the entry of a decree of judicial dissolution in accordance with the Act.  Otherwise the Company’s term shall be perpetual.

8.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated in accordance with the determination of the sole Member.

9.             Distributions.  Distributions shall be made to the sole Member at the times and in the aggregate amounts determined by the sole Member. Such distributions shall be allocated to the Members in the same proportion as its then capital account balances.

10.           Liability of Sole Member.  The sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

11.           Governing Law Venue.  This Agreement shall be governed by, and construed under, the laws of the State of Utah, all rights and remedies being governed by said laws.

12.           Certificates.  The Company shall, upon the request of the sole Member, issue a certificate to the sole Member, executed by an officer of the Company authorized by the sole Member hereto, representing such sole Member’s membership interest.  Any such certificate representing the sole Member’s membership interest shall be deemed a “security” as defined in Section 8-102(a)(15) of the Uniform Commercial Code as in effect in the State of Utah from time to time.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement on February 11, 2004.

REGIONAL PATHOLOGY CONSULTANTS, LLC

By: STRIGEN, INC.

By:	/s/ JOSEPH SONNIER, M.D
Name:	Joseph Sonnier, M.D.
Title:	President

STRIGEN, INC.

By:	/s/ JOSEPH SONNIER, M.D
Name:	Joseph Sonnier, M.D.
Title:	President